Exhibit 10.51

LEASE SUMMARY ~ INTUIT, INC.

LANDLORD:	Pegasus Aviation, Inc.
4 Embarcadero Center, 35th Floor
San Francisco, CA 94111
Rich Oster, President
(415) 434-3900

TENANT:	Intuit, Inc.
2632 Marine Way
Mountain View, CA 94043

PREMISES:	6550 S. Country Club Rd.
Tucson, AZ 85715

BUILDING SIZE:	50,167 Sq Ft

LEASE TERM:	2 years

COMMENCEMENT DATE:	October 1, 2002

LEASE EXPIRATION DATE:	September 30, 2004

EARLY TERMINATION:	March 31, 2004, with 90 days prior written notice to Landlord.

OPTION TO RENEW:	Six options to extend for 6 months each with 90 days prior written notice to Landlord.

RENTAL RATE

	YEAR	MONTHLY/SQ FT	ANNUALLY/SQ FT
	1	$28,494.13	$341,929.56
	2	$29,348.95	$352,187.45
1st & 2nd Option Term	3	$30,229.42	$362,753.07
3rd & 4th Option Term	4	$31,136.30	$373,635.66
5th & 6th Option Term	5	$32,070.39	$384,844.73

EXPENSES ON TRIPLE NET BASIS

MONTHLY	ANNUALLY
$5,518.00	$66,220.00

TABLE OF CONTENTS

ARTICLE		PAGE
NUMBER & TITLE		NUMBER

1	Definitions	1
2	Demise, Term, Option to Extend and Early Access	3
3	Rent	3
4	Use of Premises	4
5	Leasehold Improvements and Trade Fixtures	5
6	Repair and Maintenance	5
7	Common Area Charges	6
8	Utilities and Services	6
9	Insurance	7
10	Indemnity and Exculpation	8
11	Damage and Destruction	10
12	Condemnation	11
13	Assignment and Subletting	11
14	Default	13
15	Signs	14
16	Subordination	14
17	Termination	15
18	General Provisions	15
19	Reserved Rights of Landlord	18
20	Notice to Landlord’s Lender	18
21	Termination	18
22	Partial Reimbursement of AIC Moving Expenses	18

EXHlBITS

Exhibit A-1	Site Plan
Exhibit A-2	Floor Plan
Exhibit A-3	Legal Description of Property
Exhibit B	Work Letter
Exhibit C	Furniture

-i-

LEASE

LANDLORD:	Pegasus Aviation, Inc.
4 Embarcadero Center, 35th Floor
San Francisco, CA 94111
Attention: General Counsel

TENANT:	Intuit Inc.
2632 Marine Way
Mountain View, CA 94043
Attention: Heather Macdonald

with a copy of all notices to:

Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
Attention: General Counsel

with a copy of all notices to Tenant at the Premises

PREMISES:	6550 S. Country Club Road
Tucson, Arizona 85715

DATE:	August 16, 2002

LEASE

     THIS LEASE AGREEMENT, dated August 16, 2002 for reference purposes only, is made by and between Pegasus Aviation, Inc., a California corporation, (“Landlord”), and Intuit Inc., a Delaware corporation (“Tenant”).

1.	DEFINITIONS:

Any term that is given a special meaning, by this Article 1 or by any other provision of this Lease, (including any exhibits attached hereto) shall have such meaning when used in this Lease, or any addendum, or amendment hereto.

1.1	Additional Rent: “Additional Rent” means all payments of Rental other than Basic Rent, including, without limitation, payments of Real Property Tax, Insurance, Security Deposit, Late Charges, interest, indemnity payments, payments in respect of condemnation and Casualty.

1.2	Agreed Interest Rate: “Agreed Interest Rate” means an interest rate of either (i) the rate of interest per annum publicly announced, quoted or published, from time to time, by Bank of America, at its Phoenix, Arizona office, as its “reference rate” plus 2 percentage points, or (ii) the maximum applicable rate permitted by Law, whichever is less.

1.3	Base Rent: “Base Rent” is defined in Section 3.1.

1.4	Building: “Building” means that certain building commonly known as 6550 S. Country Club Road, Tucson, Arizona 85715.

1.5	Intentionally Deleted.

16 .	Casualty: “Casualty” is defined in Section 10.1.

1.7	Intentionally Deleted.

1.8	Commencement Date: “Commencement Date” means October 1, 2002, the date Rental Payments commence hereunder.

1.9	Default: “Default” is defined in Section 13.1.

1.10	Force Majeure Delays: “Force Majeure Delays” is defined in Section 17.8.

1.11	Hazardous Material: “Hazardous Material” means any material or substance that is now or hereafter prohibited or regulated by any Law or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, asbestos and petroleum products.

1.12	Law: “Law” means any judicial decision, statute, constitution, ordinance, resolution, order, or other requirement of any municipal, county, state, federal, or other government agency or authority having jurisdiction over the parties to this Lease, the Building, or both, in effect either at the Commencement Date of this Lease or any time during the Term.

1.13	Lease: “Lease” means this printed lease and all of the exhibits attached hereto and made a part hereof, as the same may be amended in accordance with this Lease from time to time.

1.14	Leasehold Improvements: “Leasehold Improvements” means all improvements, additions, alterations, and fixtures installed in or on the Premises by Tenant, at its expense, which are not Trade Fixtures, including, without limitation, the Work described on Exhibit B.

1.15	Lender: “Lender” means any beneficiary, mortgagee, secured party, or other holder of any deed of trust, mortgage or other written security device or agreement affecting the Building, and the note or other obligations secured by it.

1.16	Parking Areas: “Parking Areas” is defined in Section 4.3.

1.17	Permitted Use: “Permitted Use” means the use of the Premises for general office, administrative, training facility, warehouse and engineering uses and for no other use.

1.18	Premises: “Premises” means the entirety of the Building, which is to be occupied by Tenant as outlined on the Floor Plan attached hereto as Exhibit A-2, and all rights and appurtenances thereto.

1.19	Property: “Property” means the parcel of real estate located in Tucson, Arizona, depicted on the Site Plan attached hereto as Exhibit A-1 and legally described on Exhibit A-3 attached hereto and incorporated herein by this reference, together with the office building(s) now or hereafter situated thereon, the landscaping, parking facilities and all other improvements, rights and appurtenances thereto.

1.20	Private Restrictions: “Private Restrictions” means all recorded covenants, conditions and restrictions, private agreements, and any other recorded instruments affecting the use of the Building and Common Area, as they may exist from time to time. Landlord hereby represents and warrants that the existing Private Restrictions will not prevent or limit Tenant from operating in the Premises in accordance with the Permitted Use.

1.21	Real Property Taxes: “Real Property Taxes” means all real property taxes, assessments and other charges imposed by any governmental or quasi-governmental authority, which are levied or assessed by reason of the ownership or use of the Property or the Building or any portion thereof, or any legal or equitable interest of Landlord or Tenant therein, including, without limitation, any license taxes, or ad valorem taxes on Landlord’s personal property located on and used in connection with the Building, any tax for services provided to the Building, or any taxes, impositions, fees, including, without limitation, any sales, rental, occupancy, excise, use or transaction privilege taxes assessed or levied upon Landlord with respect to the amounts paid by Tenant to Landlord hereunder, as well as all taxes assessed or imposed upon Landlord’s gross receipts from leasing the Premises to Tenant, including, without limitation, any tax now or subsequently imposed by the city in which the Property is located, the County of Pima, the State of Arizona, any other governmental or municipal body, and any taxes assessed or imposed in lieu of or in substitution of any of the foregoing taxes. Notwithstanding the foregoing, the term “Real Property Taxes” shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord, any federal, state or local income, sales or transfer tax, penalties and interest for Landlord’s failure to file returns or pay taxes as and when required, or any increase in Real Property Taxes resulting from a change of ownership (unless the change in ownership results from a sale to Tenant). All reasonable costs, expenses, attorneys’ fees and consulting fees (including, without limitation, the costs of tax consultants) incurred in good faith by Landlord in connection with attempting to reduce the assessed valuation of land, buildings and improvements on the Property and/or in protesting or contesting the amount or validity of any Real Property Taxes shall also constitute Real Property Taxes for the purposes hereof.

1.22	Remedial Work: “Remedial Work” is defined in Section 4.4.

1.23	Rentals: The term “Rentals” as used in this Lease shall include all Base Rent and Additional Rent. All Rentals shall be paid to Landlord at the following address: 4 Embarcadero Center, 35th Floor, San Francisco, CA. Attn: Controller.

1.24	Successor Landlord: “Successor Landlord” is defined in Section 15.2.

1.25	Security Deposit: “Security Deposit” is defined in Section 3.5.

1.26	Intentionally deleted.

1.27	Superior Mortgagee: “Superior Mortgagee” is defined in Section 15.1.

1.28	Tenant’s Share: “Tenant’s Share” means 100%.

1.29	Term: “Term” means that period of time commencing on the Commencement Date and ending on September 30, 2004, as it may be extended or sooner terminated as provided herein.

1.30	Trade Fixtures: “Trade Fixtures” means anything affixed to the Building by Tenant at its expense for purposes of trade, manufacture, ornament, or domestic use which can be removed without material structural injury to the Building.

1.31	Transfer: “Transfer” is defined in Section 12.1.

1.32	Work: “Work” is defined in the Work Letter attached as Exhibit B. The cost of performing the Work shall be the responsibility of the Tenant.

2.	DEMISE, TERM, OPTION TO EXTEND AND EARLY ACCESS:

2.1	Demise of Premises: Landlord leases to Tenant, and Tenant leases from Landlord, for the Term (as defined in Section 1.29 above) upon the terms and conditions of this Lease, the Premises.

2.2	Commencement Date: October 1, 2002.

2.3	Options to Extend Term: Provided no Default shall have occurred and be continuing, Landlord grants to Tenant the following options to extend the Term (the “Extended Term”) on all the provisions contained in this Lease: Six (6) options to extend the Term, each for an additional term of six (6) months commencing when the initial or then-existing Extended Term, if applicable, expires. Tenant may exercise its option(s) of extension by giving written notice to Landlord at least Ninety (90) days before the expiration of the initial Term or Extended Term, as the case may be. The Rentals for the Extended Term shall be as set forth in Article 3 below.

2.4	Early Access: Notwithstanding anything to the contrary in this Lease, Tenant shall be granted immediate access to the Premises following full execution of this Lease in order to install its Leasehold Improvements, Trade Fixtures and other property, and otherwise to prepare the Premises for Tenant’s occupancy and use thereof. All the terms of this Lease shall apply during such period of early access except that no Rentals shall be due for any portion of such early access period.

3.	RENT:

3.1	Base Rent: Tenant shall pay to Landlord, as base rent (the “Base Rent”) for the Premises, one-twelfth (1/12) the applicable annual rental rate in advance on the first day of each month during the Term. Base Rent for the Term, beginning on the Commencement Date, and continuing through the end of the twelfth (12th) full calendar month thereafter, shall be $341,929.56; and each monthly installment shall be $28,494.13. Base Rent for the thirteenth (13th) through the twenty-fourth (24th) full calendar months of the Term shall be $352,187.45; and each monthly installment shall be $29,348.95. If Tenant exercises its first or second option pursuant to Section 2.3 above, Base Rent for the first and second Extended Term(s) shall be equal to $362,753.07; and each monthly installment shall be $30,229.42. If Tenant exercises its third or fourth option pursuant to Section 2.3 above, Base Rent for the third and fourth Extended Term(s) shall be equal to $373,635.66; and each monthly installment shall be $31,136.31. If Tenant exercises its fifth or sixth option pursuant to Section 2.3 above, Base Rent for the fifth and sixth Extended Term(s) shall be equal to $384,844.73; and each monthly installment shall be $32,070.39. Base Rent shall be prorated for any partial month based on the actual number of days in the partial month.

3.2	Real Property Tax: Tenant shall pay to Landlord, as Additional Rent, during the Term, in addition to the Base Rent, Tenant’s Share of the amount of the Real Property Taxes incurred by Landlord during each calendar year (or portion thereof if less than a full calendar year).

3.3	Rental Payments: All Rentals required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Term. All Rentals shall be paid in lawful money of the United States, to Landlord at its address set forth in Section 1.23 above or at such other place as Landlord may designate from time to time by not less than thirty (30) days’ prior written notice to Tenant. Tenant’s obligation to pay Rentals shall be prorated during any partial month of the Term based on the actual number of days in the partial month.

3.4	Late Payment Charge: If any installment of any Rentals or any other sum due from Tenant is not paid within five (5) days after the date when due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that the foregoing sums represent a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s Default with respect to the overdue amount. The parties further agree that in any twelve (12)-month period Landlord shall have no obligation to provide more than one written notice of delinquency as a condition to the foregoing late payment.

3.5	Security Deposit: None.

4.	USE OF PREMISES:

4.1	Tenant’s Use of Premises: Tenant may use the Premises for the Permitted Use only. Tenant shall not commit any waste, or allow any nuisance, on the Premises.

4.2	Compliance with Laws and Private Restrictions: Tenant shall observe and comply with all Laws and Private Restrictions applicable to the Premises; provided, however, that Landlord shall be responsible at no cost to Tenant to cure any failure of the Premises, the Building or the Property to comply in all respects with all Laws in effect at the Commencement Date; and provided also that Landlord shall make such repairs and improvements as may be necessary to cause the Premises to comply with all Laws applicable to the condition of office space generally and not required solely by Tenant’s particular use or manner of use of the Premises or required by Tenant’s Work at the Premises.

4.3	Parking and Reservation of Rights: Tenant may use the 293 parking spaces available at the Property (the “Parking Areas”). Such parking spaces shall be non designated. No storage of vehicles or parking for more than twenty-four (24) hours is allowed without Landlord’s prior written consent, which consent may be withheld in its sole but reasonable discretion. Landlord shall have the right to establish, and from time to time change, alter and amend, and to enforce against all users of the Parking Areas, such requirements and restrictions as Landlord deems necessary and advisable for the proper operation and maintenance of the Parking Areas, including, without limitation, designation of particular areas for reserved, visitor and/or employee parking, and establishment of a reasonable rental charge for the use of the covered Parking Areas by the general public.

4.4	Hazardous Materials: Tenant shall not introduce any Hazardous Materials on or about the Premises, Building or Property without the prior written consent of the Landlord. Tenant shall notify Landlord of the approximate amount, nature, and manner of its intended use. Tenant, at its sole cost, shall comply with all Laws relating to the storage, use, disposal, emission, or release of any Hazardous Materials by Tenant or its agents, employees or contractors. If Hazardous Materials stored, used, disposed of, emitted, or released on or about the Premises, Building or Property by Tenant or its agents, employees, contractors, invitees, licensees (of the Premises), sublessees or assignees result in contamination or deterioration of water or soil on or about the Premises, Building or Property, then Tenant shall promptly take any and all action necessary to clean up such contamination as required by Law. Tenant shall perform any monitoring, investigation, clean-up, removal and other remedial work (collectively, “Remedial Work”) required as a result of any release or discharge of Hazardous Materials affecting the Premises, the Building or the Property, or any violation of applicable environmental Laws in each case by Tenant or any assignee or sublessee of Tenant or their respective agents, contractors, employees, licensees (of the Premises), or invitees. Prior to the commencement of any Remedial Work, Tenant shall give Landlord not less than five (5) days’ prior written notice. Landlord shall have the right to participate in any governmental action or proceeding involving any Remedial Work, and to approve performance of such Remedial Work, in order to protect Landlord’s interests. At any time prior to the expiration of the Term, Tenant shall have the right to conduct appropriate tests of water and soil and deliver to Landlord the results of such tests to demonstrate that no contamination has occurred as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for, and shall defend, indemnify and hold Landlord harmless for, from and against, all claims, costs and liabilities, including attorneys’ fees and costs, to the extent arising out of the disposal or release of Hazardous Materials on or about the Premises, Building or Property by Tenant or its agents, employees, contractors, invitees, licensees (of the Premises), sublessees or assignees. Notwithstanding anything to the contrary in this Section 4.4, Tenant shall be permitted, consistent with applicable Laws, to use, store and dispose of at the Premises standard office and janitorial products in reasonable quantities needed for the operation of Tenant’s business.

5.	LEASEHOLD IMPROVEMENTS AND TRADE FIXTURES:

5.1	Leasehold Improvements: Tenant may construct the improvements outlined in Exhibit B, referred to as the “Work Letter.” Other leasehold improvements may be made, but only with Landlord’s approval, which approval shall not be unreasonably withheld or delayed; provided that Landlord’s consent shall not be required to construct any Leasehold Improvements which do not affect the structural parts or exterior of the Premises, provided that Tenant provides Landlord with the proposed architectural and structural plans for all Leasehold Improvements at least fifteen (15) days prior to start of construction and provides notice of commencement of such Leasehold Improvements; provided further that Landlord’s failure to reply to requested leasehold improvements within five (5) business days shall be deemed Landlord’s approval thereof. If and when Landlord consents to a Leasehold Improvement or receives notice of commencement of such Leasehold Improvements, then Landlord shall also notify Tenant, in writing, of Landlord’s election either to: (i) allow such improvement to remain at the Premises at the termination of this Lease; or (ii) require Tenant to remove such improvement at the termination of this Lease. All such improvements or alterations must conform to, and be in accordance in quality and appearance, with those improvements and alterations that are standard for the Building, and upon completion shall be the property of Landlord (except for personal property, equipment and Trade Fixtures of Tenant, which may be removed by Tenant so long as Tenant repairs all damage to the Premises and/or Building caused by such removal). All repairs required of Tenant pursuant to the provisions of this Article 5 shall be performed in a manner reasonably satisfactory to Landlord, and shall include, but not be limited to, repairing plumbing, electrical wiring and holes in walls. restoring damaged floor and/or ceiling tiles, repairing any other cosmetic damage, and cleaning the Premises. Tenant shall provide Landlord with evidence that Tenant’s contractor has procured worker’s compensation, liability and property damage insurance (naming Landlord as an additional insured) in a form and in an amount reasonably acceptable to Landlord, and evidence that Tenant’s architect and/or contractor has procured the necessary permits, certificates and approvals from the appropriate governmental authorities. Tenant acknowledges and agrees that any review by Landlord of Tenant’s plans and specifications and/or right of approval exercised by Landlord with respect to Tenant’s architect and/or contractor is for Landlord’s benefit only and Landlord shall not, by virtue of such review or right of approval, be deemed to make any representation, warranty or acknowledgment to Tenant or to any other person or entity as to the adequacy of Tenant’s plans and specifications or as to the ability, capability or reputation of Tenant’s architect and/or contractor.

5.2	Trade Fixtures: Tenant may install in the Premises such Trade Fixtures as it considers advisable for the conduct of its business. All Trade Fixtures installed by and/or at the expense of Tenant shall remain the property of Tenant. Upon the Lease termination, Tenant shall remove any Trade Fixtures and shall repair any damage to the Premises caused by such removal. Tenant shall have the right throughout the Term to use the office furniture and phone system listed in Exhibit C hereof which currently exists at the Premises. Tenant shall, at its sole cost and expense, keep the furniture in good condition and order and shall repair or replace such furniture, as necessary. Tenant shall return the furniture to Landlord at the expiration or earlier termination of the Term in the same condition as delivered, ordinary wear and tear excepted. Tenant shall give Landlord prompt notice of any material damage or defective condition of such furniture.

5.3	Liens: Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Premises. If any claim of lien is recorded, Tenant shall bond against or discharge the same within ten (10) days after Tenant’s receipt of written notice that the same has been recorded against the Premises.

6.	REPAIR AND MAINTENANCE:

6.1	Repair of the Premises by Landlord: Except for damage caused by Tenant or Tenant’s agents, employees or invitees, Landlord shall maintain the structural parts of the Building, including, without limitation, the foundations, columns, footings, exterior walls, sub-flooring, structural portion of the roof, and all pipes and conduit (including, without limitation, the fire protection loop) to the point of entry into the Building. Landlord shall perform its obligations under this Section 6.1 at its sole cost and expense, except that Tenant shall pay to Landlord as to any capital repairs or replacements an annual amount equal to the cost of such capital repair or replacement amortized (with interest at Landlord’s cost of funds) over the useful life of such repair or replacement, as reasonably determined by Tenant.

6.2	Tenant’s Obligations: Except for the portion of the Premises to be maintained by Landlord, under Section 6.1 above, Tenant shall, at Tenant’s sole cost and expense, maintain the windows, frames, gutters, downspouts, sidewalks, curbs, the non-structural portions of the roof, parking lots and common areas of the Premises in a clean, neat and sanitary condition and shall keep the Premises and every part thereof (including without limitation, interior walls, floor coverings, ceilings (including tiles and grid), all Leasehold Improvements to the Premises, outlets and fixtures in good condition and repair. Tenant shall maintain electrical, lighting, plumbing, sewage, heating, ventilating, air-conditioning, emergency fire protection, life safety and support systems servicing the Premises. Tenant hereby waives all rights to make repairs at the expense of Landlord as provided by any law, statute or ordinance now or hereafter in effect. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises, including Tenant’s Leasehold Improvements, including but not limited to furniture and phone system, as set forth in Section 5.2, to Landlord, janitorial clean and in the same condition as when received, ordinary wear and tear and damage from casualty excepted. Except as set forth in Section 6.1, Landlord has no obligation to construct, remodel, improve, repair, decorate or paint the Premises or any improvement thereon or part thereof. Tenant shall pay for any repairs to the Premises, the Building and the Property made necessary by any action or inaction of Tenant, its employees, contractors, agents or invitees.

6.3	No Abatement: Except as specifically provided herein, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease, including without limitation, Tenant’s obligation to pay Base Rent and Additional Rent, be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted to make pursuant to the terms of this Lease or by any other tenant’s Lease or are required by Law to be made in and to any portion of the Premises, the Building or the Property, provided that Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business in the Premises.

7.	UTILITIES AND SERVICES:

7.1	Utilities: Tenant shall pay directly to the applicable provider for all electric, gas, water, sewer, and other utility services used in the Premises.

7.2	Building Systems: Landlord shall provide the Premises to Tenant, and, Tenant accepts the Premises in its “AS IS, WHERE IS” condition, and Landlord makes no representations, covenants or warranties whatsoever concerning the condition of the Premises, and, except as set forth in Section 6.1, has no obligation to construct, remodel, improve, repair, decorate or paint the Premises or any improvement on or part of the Premises. Tenant represents and warrants that it has inspected the Premises prior to execution of the Lease, and that it is relying on its own inspection in executing this Lease and, except as expressly provided elsewhere in this Lease, not any statement, representation or warranty of Landlord, its agents, employees or contractors. Tenant’s taking possession of the Premises shall be deemed conclusive evidence that as of the date of taking possession the Premises are in good order and satisfactory condition. Notwithstanding the foregoing, Landlord shall be responsible for the repair of (i) any defects in the Building existing prior to the Commencement Date which are reported to Landlord prior to the thirtieth (30th) day following delivery of the Premises to Tenant and (ii) any latent defects in the

Building existing prior to the Commencement Date which would not be discovered by a reasonably thorough visual inspection of the Premises.

7.3	Abatement: Landlord shall not be liable to Tenant for any interruption or curtailment in service, nor will any interruption or curtailment constitute constructive eviction or grounds for abatement of rent, except in the event there is a utility failure within ninety (90) days after execution of this Lease arising as a result of the prior use of the Premises by Landlord. In which event, if such utility failure materially interferes with Tenant’s ability to conduct normal business at the Premises and such interruption persists for more than forty-eight (48) hours, the Rentals payable by Tenant hereunder shall be equitably abated, and if such interruption persists for more than thirty (30) days, Tenant shall have the right to terminate this Lease. Landlord agrees to use reasonable efforts to cause the restoration of services as soon as possible.

8.	INSURANCE:

8.1	Tenant’s Liability Insurance: Tenant shall, at its cost, during the entire Term maintain and keep in full force and effect a policy or policies of commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death, and damage to property occurring in, or resulting from (a) any negligent act or omission by Tenant, or by any of its agents, contractors, servants or employees anywhere in the Premises or the Property, (b) the business operated by Tenant in the Premises, and (c) the contractual liability of Tenant to Landlord pursuant to the indemnification provisions of Article 10 below with combined single limit coverage of not less than $2,000,000 per occurrence and $3,000,000.00 combined single limit. If Landlord shall so reasonably request, Tenant shall increase the amount of such liability insurance to the amount then customary for premises and uses similar to the Premises and Tenant’s use thereof. The liability policy or policies shall contain an endorsement naming Landlord, Landlord’s lender and management agent (of whom Tenant is given written notice) and any persons, firms or corporations designated by Landlord who have an insurable interest in the Premises (of whom Tenant is given written notice) as additional insureds. Tenant may carry the foregoing coverages under blanket insurance policies.

8.2	Tenant’s Property Insurance: Tenant shall, during the Term, keep in full force and effect, a policy or policies of insurance with “Special Form Coverage,” including coverage for vandalism or malicious mischief, insuring the Leasehold Improvements and Tenant’s alterations and/or improvements made pursuant to Article 5 above and Tenant’s stock in trade, furniture, personal property, Trade Fixtures, equipment and other items in the Premises, with coverage in an amount equal to the full replacement cost thereof. Notwithstanding the foregoing, Tenant is permitted to self-insure for the foregoing risks of physical loss, it being understood that such permission shall not be deemed to invalidate or amend any other requirements or conditions of this Lease.

8.3	Worker’s Compensation Insurance: Tenant shall, during the Term, keep in full force and effect, a policy or policies of worker’s compensation insurance with an insurance carrier and in amounts approved by the Industrial Commission of the State of Arizona.

8.4	Landlord’s Insurance: Landlord shall maintain on the Premises and the Building a policy of standard fire and extended coverage in an amount equal to the full replacement cost thereof (not including any Leasehold Improvements). Tenant shall reimburse Landlord as Additional Rent, within thirty (30) days of a billing, the cost of the policies during the Term of the Lease.

8.5	General Requirements: All insurance required under this Lease shall: (i) be issued by insurance companies authorized to do business in the state in which the Premises is located; (ii) be with an insurance company authorized to do business in the State of Arizona and rated not less than A-Vlll in the then most current edition of “Best’s Key Rating Guide”; (iii) contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties before any non-renewal or cancellation of any such policy. All insurance policies required pursuant to this Article 9 shall be written as primary policies, not contributing with or in excess of any coverage which Landlord may carry. If Tenant or any subtenant of Tenant does or permits to be done anything which shall increase the cost of any insurance policies maintained by Landlord, then Tenant shall reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant or any subtenant of Tenant causing such increase in the cost of insurance. Any such amount shall be payable as Additional Rent within thirty (30) days after receipt by Tenant of a bill from Landlord along with reasonable supporting documentation for such charge.

8.6	Certificates: A certificate of insurance for each insurance policy required by this Lease shall be deposited with the other party at the commencement of the Term, and, if the policy is renewed, not less than ten (10) days before expiration of the term of the policy.

8.7	Release and Waiver of Subrogation: Notwithstanding anything to the contrary in this Lease, the parties hereto release each other, and their respective agents, employees and subtenants from any liability for damage to property that arises out of or incident to any peril which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by so called “all risk” property insurance, without regard to the negligence or willful misconduct of the entity or party so released or any other cause. Each party shall cause each property insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy.

8.8	Adequacy of Insurance: Landlord makes no representation or warranty to Tenant that the amount of insurance to be carried by Tenant under the terms of this Lease is adequate to fully protect Tenant’s interests. If Tenant believes that the amount of any such insurance is insufficient, Tenant is encouraged to obtain, at its sole cost and expense, such additional insurance as Tenant may deem desirable or adequate. Tenant acknowledges that Landlord shall not, by the fact of approving, disapproving, waiving or accepting any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of such insurance, the solvency of any insurance companies or the payment or defense of any lawsuit in connection with such insurance coverage, and Tenant hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

9.	INDEMNITY AND EXCULPATION:

9.1	Indemnity: Tenant shall hold harmless, indemnify and defend Landlord and its employees and agents, with competent counsel reasonably satisfactory to Landlord, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage (i) occurring in or about the Premises, or the sidewalks adjacent thereto, unless caused solely by the negligence or willful misconduct of Landlord, its agents or employees, (ii) as a result of a breach by Tenant of this Lease, or (iii) caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors.

9.2	Exculpation: Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to Tenant’s property, injury and death to persons and all claims of any other nature resulting from Tenant’s use of all or any part of the Premises, the Building and/or the Property, and Tenant hereby waives all claims in respect thereof against Landlord except to the extent of Landlord’s failure to perform any of its obligations under this Lease or to the extent of Landlord’s, its agents’ or employees’ negligence or willful misconduct. Neither Landlord nor its agents or employees shall be liable for loss of or damage to any property of Tenant by theft or otherwise except to the extent of the negligence or willful misconduct of Landlord, its agents or employees. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be liable for (i) any injury or damage to persons or property resulting from any cause, including, but not limited to, fire, explosion, falling plaster, steam, gas, electricity, sewage, odor, noise, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein, or from the roof of any structure on the Property, or from any streets or subsurfaces on or adjacent to the Building or the Property, or from any other place or resulting from dampness or any other causes whatsoever, except to the extent of Landlord’s failure to perform any of its obligations under this Lease or to the extent of Landlord’s, its agents’ or employees’ negligence or willful misconduct; or (ii) injury to Tenant’s business or loss of income or profit therefrom. Except as otherwise expressly set forth in this Lease, neither Landlord nor its employees or agents shall be liable for any defects in the Premises, the Building and/or the Property, nor shall Landlord be liable for the negligence or misconduct, including, but not limited to, criminal acts, by maintenance or other personnel or contractors, serving the Premises, the Building or the Property, other tenants or unrelated third parties, unless Landlord is negligent or guilty of willful misconduct. All property of Tenant kept or stored on the Property shall be so kept or stored at the risk of Tenant only. None of the events or conditions set forth in this Article shall be deemed a constructive or actual eviction or result in a termination of this Lease, nor shall Tenant be entitled to any abatement or reduction of Base Rent or Additional Rent by reason thereof.

9.3	Limitations on Liability: Tenant agrees to look solely to Landlord’s interest in the Property (including rents therefrom and any sales proceeds thereof) for the recovery of any damages or other sums of money that Landlord may owe Tenant under or in connection with this Lease. Tenant shall not have recourse against any other assets of Landlord for the satisfaction of such obligations. Additionally, the obligations of Landlord shall not constitute the personal obligations of the officers, directors, trustees, partners, members, managers, owners, stockholder or other principals of Landlord, and Tenant shall not have recourse to the assets of such officers, directors, trustees, partners, members, managers, owners, stockholder or other principals, except to the extent of their interest in the Property. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant agree that:

9.3.1	No Constructive Eviction. None of the following will constitute a breach of the covenant of quiet enjoyment, an actual or constructive eviction of Tenant, or a Landlord default, or otherwise give rise to any liability by Landlord (and Tenant hereby waives and releases all claims, causes of action, or other rights of recovery it may ever have against Landlord for): (i) the unavailability, curtailment, interruption, fluctuation, inadequacy, or other defect in any of the services furnished or to be furnished by Landlord pursuant to this Lease as a result of any failure or malfunction of, or damage to any lines, equipment, or other facilities on the property or elsewhere, any act or omission of any utility company, the requirements of any law, the unavailability of materials or supplies, or any other circumstance outside of Landlord’s reasonable control so long as Landlord in good faith attempts to remedy such circumstances as quickly as reasonably possible, (ii) any design or other defect in the physical structure of the Building, in the mechanical, electrical, and plumbing systems of the Property, or in the Leasehold Improvements, if constructed by Landlord or its agents or any other improvements on the property so long as Landlord in good faith attempts to remedy the defect as quickly as reasonably possible; or (iii) any repairs, replacements, maintenance, alterations, additions, or improvements to any part of the Property.

9.3.2	Waiver: Neither Landlord nor its officers, employees, or agents will be liable and Tenant hereby waives and releases all claims, causes of action, or other rights of recovery it may ever have against Landlord or its officers, employees, and agents for (i) theft or other crimes or similar misconduct on the Property by persons other than Landlord and its officers, employees, and agents unless Landlord is negligent or guilty of willful misconduct; (ii) negligent or other acts or omissions by other tenants or occupants of the Property or their employees, agents, contractors, customers, or visitors; (iii) loss or damage to property or injury or death to persons resulting to any extent from any negligent or other act or omission of Tenant or its employees, agents, or contractors in the Premises or elsewhere on the Property, from any failure of Tenant to comply with or perform its obligations under this Lease, or from the use and occupancy of the Premises by Tenant; (iv) any loss of business or profits of Tenant or other consequential damages; or (v) exemplary, punitive, or other special damages of any kind.

9.4	Allocation of Risks: Tenant acknowledges that it has been advised to have the provisions of this Lease reviewed by an attorney of its own choosing and that it has done so. Each of the waivers, releases, and other limitations on liability or claims provided in this article or elsewhere in this Lease (including without limitation, liability or claims based on negligence or other fault) has been knowingly and intentionally made and agreed to by Tenant.

9.5	Landlord Indemnity: Landlord shall hold harmless, indemnify and defend Tenant and its employees and agents, with competent counsel reasonably satisfactory to Tenant, from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage (i) arising out of the condition of any portion of the Building or the Property other than the Premises which is Landlord’s duty to maintain, unless caused by the negligence or willful misconduct of Tenant, its agents or employees, (ii) as a result of a breach by Landlord of this Lease, or (iii) caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

10. DAMAGE AND DESTRUCTION:

10.1	Landlord’s Duty to Restore: If the Building or Premises is damaged in whole or in part by fire, the elements, or any other cause whatsoever (collectively, “Casualty”), then Tenant shall promptly notify Landlord in writing thereof and Landlord shall, at its sole expense, restore the same to substantially the same condition existing immediately prior to such damage, unless the Lease is terminated by Landlord pursuant to Section 10.2 or by Tenant pursuant to Section 10.3. Tenant, at Tenant’s sole cost and expense, shall be responsible for the repair and restoration of all items of the Leasehold Improvements and the replacement of Tenant’s stock in trade, Trade Fixtures, furniture, finishings and equipment. Tenant shall commence the installation of Trade Fixtures, equipment and merchandise promptly upon delivery to Tenant of possession of the Premises and shall diligently prosecute such installation to completion.

10.2	Landlord’s Right to Terminate: Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty (30) days after the date of such damage:

10.2.1	The Building is damaged by any peril both (i) not covered by the type of insurance Landlord is required to carry pursuant to Section 8.4, and (ii) not actually covered by valid and collectible insurance actually carried by Landlord and in force at the time of such damage or destruction, to such an extent that the estimated cost to restore the uninsured damage at the Building exceeds ten percent (10%) of the then actual replacement cost of the Building, and Tenant does not agree in writing within fifteen (15) days after its receipt of a written termination notice from Landlord to fund such excess costs; or

10.2.2	The Premises are damaged by any peril during the last six (6) months of the Term and the restoration of the Premises cannot be substantially completed within one hundred twenty (120) days after the date of such damage; provided, however, that Landlord may not terminate this Lease pursuant to this Section 10.2.2 if Tenant, at the time of such damage, has an express written option to extend the Term and Tenant exercises such option within thirty (30) days following the delivery to Tenant of Landlord’s written termination notice; or

10.2.3	If Landlord determines in good faith that the cost of repairing the damage is more than one-third of the then-replacement cost of the Building, or if Landlord has determined in good faith that the required repairs to the Building cannot be made within two hundred seventy (270) days of the date of the damage without the payment of overtime and other premiums, or in the event Landlord’s Lender requires that all or any material portion of the insurance proceeds be applied in reduction of the mortgage debt, then Landlord may, by written notice to Tenant within thirty (30) days after the occurrence of such damage, terminate this Lease as of the date set forth in Landlord’s notice to Tenant.

10.3	Tenant’s Right to Abatement and Termination: If all or any portion of the Premises or Common Area should become unsuitable for Tenant’s use as a consequence of fire or other casualty, then Tenant shall be entitled to an equitable abatement of all Rentals payable hereunder to the extent of the interference with Tenant’s use of the Premises occasioned thereby. If for any reason the Premises or Common Area cannot be or are not restored pursuant to Section 10.1 within nine (9) months after the date of the Casualty, then Tenant may terminate this Lease by written notice to Landlord, which notice must be served no later than thirty (30) days after the date that such right to terminate shall arise.

10.4	Waiver. Tenant hereby waives any statutory and common law rights of termination which may arise by reason of any partial or total destruction of the Premises which Landlord is obligated to restore or may restore under any of the provisions of this Lease, including the provisions of Arizona Revised Statutes (“ARS”) 33-343.

11. CONDEMNATION:

11.1	Taking. If the whole of the Building is lawfully and permanently taken by condemnation or any other manner for any public or quasi-public purpose, or by deed in lieu thereof, this Lease shall terminate as of the date of vesting of title in such condemning authority. If any part of the Building or Property is so taken, or if the whole of the Building is taken, but not for more than six months, then this Lease shall be unaffected thereby. The Base Rent and Additional Rent shall be pro rated to the earlier of the termination of this Lease or such date as Tenant is required to vacate the Premises by reason of the taking. If this Lease is not terminated as a result of a partial taking of the Premises, the Base Rent and Additional Rent shall be equitably adjusted according to the rentable area of the Premises and Building remaining. Notwithstanding the foregoing, if in Tenant’s reasonable business judgment, the remaining portion of the Premises is inadequate for the conduct of Tenant’s business, Tenant shall have a right to terminate this Lease as of the date of vesting by the condemning authority.

11.2	Award: In the event of a taking of all or any part of the Building or the Property, all of the proceeds or the award, judgment, settlement or damages payable by the condemning authority shall be and remain the sole and exclusive property of Landlord, and Tenant hereby assigns all of its right, title and interest in and to any such award, judgment, settlement or damages to Landlord. Tenant shall, however, have the right, to the extent that the same shall not reduce or prejudice amounts available to Landlord, to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for relocation benefits, moving expenses, loss of goodwill, and damage to Tenant’s personal property and Trade Fixtures.

12. ASSIGNMENT AND SUBLETTING:

12.1	Tenant’s Right to Sublet or Assign: Tenant shall not assign this Lease or any of Tenant’s rights hereunder or sublet all or any part of the Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. No transfer or assignment (whether voluntary or involuntary, by operation of law or otherwise) or subletting shall be valid or effective without such prior written consent. Should Tenant make or allow to be made any such transfer, assignment or subletting (collectively, a “Transfer”), except as aforesaid, or should any of Tenant’s rights under this Lease be sold or otherwise transferred by or under court order or legal process or otherwise, then, and in any of the foregoing events Landlord may, at its option, treat such act as a Default by Tenant. Should Landlord consent to a Transfer, such consent shall not constitute a waiver of any of the restrictions or prohibitions of this Article, and such restrictions or prohibitions shall apply to each successive Transfer hereunder, if any.

12.2	Deemed Transfer: For the purposes of this Article 12 (but subject to Section 12.1), an assignment shall be deemed to include (without limitation) the following: (a) if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, by operation of law or otherwise) of any of the partners thereof a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) by any partner thereof of such partner’s interest in Tenant, or the dissolution of the partnership; (b) if Tenant consists of more than one person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) from one person to the other or others; (c) if Tenant (or a constituent partner of Tenant) is a corporation, any dissolution, merger, consolidation or reorganization of Tenant (or such constituent partner), or any change in the ownership (voluntary, involuntary, by operation of law, creation of new stock or otherwise) of 50% or more of its capital stock from the ownership existing on the date of this Lease; (d) if Tenant is an unincorporated association, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) of any interest in such unincorporated association; or (e) if Tenant is a limited liability company, a withdrawal or change of any of the members thereof, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) by any member of such member’s interest in Tenant, or the dissolution of the limited liability company. Notwithstanding the foregoing to the contrary and for so long as Tenant remains a publicly traded company on a national stock exchange, this Article 12 shall not apply to sale of shares of stock in the ordinary course of business on the NASDAQ National Listings or the New York or American Stock Exchanges.

12.3	Delivery of Information: If Tenant wishes at any time to Transfer the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (a) the name of the proposed subtenant or assignee; (b) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises; (c) the terms and the provisions of the proposed sublease or assignment; and (d) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee. Landlord shall reply thereto within five (5) days of Tenant’s request for consent.

12.4	Recapture: If Tenant proposes to Transfer its interest in more than fifty percent (50%) of the Premises, then Landlord may, at its option, upon written notice to Tenant within five (5) days after Landlord’s receipt of the information specified in Section 12.3 above, elect to recapture such portion of the Premises that Tenant proposes to Transfer, and within sixty (60) days after notice of such election has been given to Tenant, this Lease shall terminate as to the portion of the Premises recaptured, unless within five (5) days after Tenant’s receipt of Landlord’s recapture notice, Tenant delivers a written notice to Landlord rescinding such Transfer, in which event this Lease shall remain in full force and effect and the Transfer request shall be deemed rescinded. If all or a portion of the Premises is recaptured by Landlord pursuant to this Section 12.4, Tenant and Landlord shall promptly execute and deliver a termination agreement setting forth the termination date with respect to the Premises or the recaptured portion thereof, and prorating the Rentals and other charges payable hereunder to such date. If Landlord does not elect to recapture as set forth above or Tenant transfers less than fifty percent (50%) of the Premises, Tenant may thereafter enter into a valid assignment or sublease with respect to the Premises, provided that Landlord consents thereto pursuant to this Article 12, and provided further, that (a) such assignment or sublease is executed within ninety (90) days after Landlord has given its consent, (b) Tenant pays all amounts then owed to Landlord under this Lease, (c) there is not in existence a Default as of the effective date of the Transfer, (d) there have been no material changes with respect to the financial condition of the proposed subtenant or assignee or the business such party intends to conduct in the Premises, and (e) a fully executed original of such assignment or sublease providing for an express assumption by the assignee or subtenant of all of the terms, covenants and conditions of this Lease is promptly delivered to Landlord. In the event that Landlord does not elect to recapture as provided herein or Tenant transfers less than one hundred percent (100%) of the Premises, Tenant shall remit to Landlord fifty percent (50%) of Tenant’s profit derived from such Transfer. For purposes of the foregoing, profit shall be deemed to include, without limitation, the amount of all rent payable by such assignee, transferee or sublessee in excess of the Base Rent and Additional Rent payable by Tenant under this Lease after first deducting therefrom all costs of improvements made or paid for by the Tenant in connection with such Transfer, and all design fees, legal fees, leasing commissions, and all other reasonable and customary costs incurred by the Tenant in connection with such Transfer. If a part of the consideration for such Transfer shall be payable other than in cash, the payment to Landlord shall be in cash for its share of any non-cash consideration based upon the fair market value thereof.

12.5	No Release from Liability. Landlord may collect Base Rent and Additional Rent from the assignee, subtenant, occupant or other transferee, and apply the amount so collected, first to the monthly installments of Base Rent, then to any Additional Rent and other sums due and payable to Landlord, but no such subletting, occupancy, transfer or collection shall be deemed a waiver of Landlord’s rights under this Article, or the acceptance of the proposed assignee, subtenant, occupant or transferee; provided, however, that unless and until Tenant is in Default under this Lease, Tenant may continue to accept such Rent directly from such assignee, subtenant, occupant or transferee. Notwithstanding any Transfer (with or without the consent of Landlord), Tenant shall remain primarily liable under this Lease and shall not be released from performance of any of the terms, covenants and conditions of this Lease.

12.6	Landlord’s Expenses. If Landlord consents to the Transfer by Tenant of all or any portion of Tenant’s interest under this Lease, Tenant shall reimburse Landlord for Landlord’s reasonable administrative expenses and for reasonable legal, accounting and other reasonable out of pocket expenses incurred by Landlord in connection with such Transfer by Tenant, in an aggregate amount not to exceed $1,500.00.

12.7	Assumption Agreement. If Landlord consents to a Transfer by Tenant of all or any portion of Tenant’s interest under this Lease, Tenant shall promptly upon request execute and deliver to Landlord, and cause the transferee to execute and deliver to Landlord, an instrument in the form and substance reasonably acceptable to Landlord in which (a) the transferee adopts this Lease and assumes and agrees to perform, jointly and severally with Tenant, all of the obligations of Tenant hereunder that are applicable to the proposed Transfer, (b) Tenant acknowledges that it remains primarily liable for the payment of Base Rent, Additional Rent and other obligations under this Lease, and (c) the transferee agrees to use and occupy the Premises solely for the purpose set forth herein and otherwise in strict accordance with this Lease.

12.8	Affiliates: Notwithstanding anything to the contrary in this Article 12, Tenant shall have the right to assign Tenant’s interest in this Lease or to sublet all or any portion of the Premises to any person or entity which is controlled by, controls, or is under common control with, Tenant (each, an “Affiliate”) or to any person or entity which (x) is the surviving entity following the merger, acquisition or reorganization of Tenant or (y) acquires all or substantially all of the assets of Tenant as a going concern. “Control,” as such term is used above, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting interests of any entity.

13.	DEFAULT:

13.1	Tenant’s Default-Definition: Tenant shall be in “Default” under this Lease if Tenant: (i) fails to pay any Rental when due, if the failure continues for five (5) days after written notice thereof to Tenant; (ii) fails to perform any other provision of this Lease, if the failure is not cured within thirty (30) days after written notice thereof is given by Landlord to Tenant; provided that if the cure would reasonably take more than thirty (30) days to complete, Tenant shall not be deemed in Default so long as Tenant commences the cure within such thirty (30)-day period and thereafter diligently prosecutes such cure to completion; (iii) files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors; (iv) involuntary proceedings under any bankruptcy laws or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all, or substantially all, of Tenant’s property, and the proceeding is not dismissed or the receivership or trusteeship is not vacated within sixty (60) days after the institution or appointment; or (v) abandons the Premises during any period in which it is otherwise in Default.

13.2	Tenant’s Default-Remedies: Upon the occurrence of a Default under this Lease by Tenant, Landlord may, without prejudice to any other rights and remedies available to a Landlord at law, in equity or by statute, exercise one or more of the following remedies, all of which shall be construed and held to be cumulative and non-exclusive: (a) terminate this Lease and re-enter and take possession of the Premises, in accordance with any and all legal due process requirements, in which event Landlord is authorized to make such repairs, redecorating, refurbishment or improvements to the Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purposes of reletting the Premises and the costs and expenses incurred in respect of such repairs, redecorating and refurbishment and the expenses of such reletting (including brokerage commissions) shall be paid by Tenant to Landlord within five (5) days after receipt of Landlord’s statement; or (b) without terminating this Lease, re-enter and take possession of the Premises, in accordance with any and all legal due process requirements; or (c) without such re-entry, recover possession of the Premises in the manner prescribed by any statute relating to summary process; or (d) without terminating this Lease, Landlord may relet the Premises as Landlord may see fit without thereby avoiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, redecorating and refurbishments and expenses of such reflecting (including brokerage commissions) and the collection of rent accruing therefrom) each month to equal the Base Rent and Additional Rent payable hereunder, then Tenant shall pay such deficiency each month within five (5) days after receipt of Landlord’s statement (it being understood that Tenant shall in no event be liable for any personal injury or property damage claims or causes of action, or any liability arising out of any breach or default by a subsequent tenant of the Premises, arising from or in any way out of any such reletting of the Premises by Landlord); or (e) Landlord may declare immediately due and payable all the remaining installments of Base Rent and Additional Rent, and such amount, less the fair rental value of the Premises for the remainder of the Lease Term, shall be paid by Tenant within thirty (30) days after receipt of Landlord’s statement or (f) retain and/or liquidate the Security Deposit and all other payments held by Landlord under this Lease. Landlord shall not by re-entry or any other act, be deemed to have terminated this Lease, or the liability of Tenant for the total Base Rent and Additional Rent reserved hereunder or for any installment thereof then due or thereafter accruing, or for damages, unless Landlord notifies Tenant in writing that Landlord has so elected to terminate this Lease. After the occurrence of a Default, the acceptance of Base Rent or Additional Rent, or the failure to re-enter by Landlord, shall not be deemed to be a waiver of Landlord’s right to thereafter terminate this Lease and exercise any other rights and remedies available to it (except with respect to any Default related to the Base Rent or Additional Rent that has been accepted by Landlord), and Landlord may re-enter and take possession of the Premises. Upon a Default, Tenant shall also pay to Landlord all costs and expenses incurred by Landlord, including court costs and attorneys’ fees, in retaking or otherwise obtaining possession of the Premises, removing and storing all equipment, fixtures and personal property on the Premises and otherwise enforcing any of Landlord’s rights and remedies arising as a result of a Default. Notwithstanding anything to the contrary contained herein, Landlord shall make commercially reasonable efforts to relet the Premises in the event Landlord shall recover possession of the Premises pursuant to a Default by Tenant.

13.3	Interest on Past Due Amounts: In addition to the late charge described in Section 3.4, if any installment of Rentals is not paid within five (5) days of the date when due, it shall bear interest at the Agreed Interest Rate from the date due; provided, however, this provision shall not relieve Tenant from any default in the making of any payment at the time and in the manner required by this Lease. The parties agree that in any twelve (12)-month period, Landlord shall have no obligation to provide more than one written notice of delinquency as a condition to the foregoing late payment.

13.4	Waiver of Landlord’s Lien: Landlord waives any right by statute, common law, contract or otherwise for distraint, landlord’s lien or any other similar right or remedy with respect to the personal property of Tenant. Within ten (10) days after Tenant’s request, Landlord shall execute documents in a form reasonably satisfactory to Tenant to evidence Landlord’s waiver of any right, title, lien or interest in the Tenant’s personal property.

13.5	Landlord’s Default and Tenant’s Remedies: Landlord shall not be deemed to be in default of its obligations unless Landlord fails to perform any covenant, condition, or agreement contained in this Lease and fails to cure the nonperformance within a reasonable time, but not later than thirty (30) days after receiving written notice of the failure, provided, however, that if the nature of Landlord’s failure to perform reasonably requires more than thirty (30) days to cure, then Landlord shall not be deemed in default if Landlord commences to cure such failure within said thirty (30)-day period and thereafter diligently and in good faith prosecutes such cure to completion.

14.	SIGNS:

14.1	Interior Signs: Tenant may at its cost, place, construct as part of the Work, and maintain signs in the Premises in accordance with applicable Laws.

14.2	Intentionally deleted.

14.3	Intentionally deleted.

14.4	Exterior Signs: Landlord shall control the exterior appearance of the Building and the exterior appearance of the Premises at all times. However, Tenant shall be entitled to install prominent identity signage on the Building subject only to compliance with applicable Law and Landlord’s approval of same, such approval not to be unreasonably withheld or delayed. Tenant shall not install, or permit to be installed, any drapes, shutters, lettering, advertising, or any items that will in any way alter the exterior appearance of the Building or the exterior appearance of the Premises or the exterior of the Building without Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed. Landlord may relocate or remove, at Landlord’s cost, any exterior signage not previously approved by Landlord. In no event may Tenant utilize trucks, automobiles or other vehicles on the Property for signage purposes.

15. SUBORDINATION:

15.1	Subordination: This Lease and all rights of Tenant hereunder shall be, at the option of Landlord, subordinate to (a) all matters currently of record, (b) all mortgages and deeds of trust (collectively referred to as the “mortgages”) which may now or hereafter encumber or affect the Building or the Property, and (c) all renewals, modifications, amendments, replacements and extensions of mortgages and to spreaders and consolidations of the mortgages, whether or not mortgages shall also cover other lands or buildings. The provisions of this Article shall be self-operative and no further instruments of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the holder of any mortgage or any of their respective assigns or successors in interest may reasonably request to evidence such subordination provided that Tenant shall concurrently receive nondisturbance protection from such party in form and substance reasonably satisfactory to Tenant. Any mortgage to which this Lease is subject and subordinate is called a “Superior Mortgage” and the holder of a Superior Mortgage is called a “Superior Mortgagee.” If Landlord, a Superior Mortgagee requires that Tenant execute such instruments, Tenant shall do so within thirty (30) days after Tenant’s receipt of written request therefor. Tenant’s failure to do so within five (5) days after its receipt of a second written request from Landlord shall be deemed a Default under this Lease.

15.2	Nondisturbance Agreement. Landlord shall use commercially reasonable efforts to obtain a nondisturbance agreement from its current lender for Tenant’s benefit in form and substance reasonably satisfactory to Tenant, which shall assure Tenant of its continued tenancy in the Premises notwithstanding a foreclosure by such Superior Mortgagee of its Superior Mortgage so long as Tenant is not in Default under this Lease.

15.3	Attornment: If any Superior Mortgagee (or any purchaser at a foreclosure sale) succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed (a “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment; provided, however, that Tenant shall receive from Successor Landlord a commercially reasonable agreement stating that Tenant shall have quiet possession of the Premises and that the Successor Landlord shall perform all of Landlord’s obligations and shall honor this Lease as long as Tenant is not in Default hereunder.

16. TERMINATION:

16.1	Surrender of the Premises: Immediately prior to the expiration or upon the earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition except: (i) for ordinary wear and tear; (ii) as otherwise provided in Article 6 above; and (iii) for damage or destruction by any casualty.

16.2	Holding Over: In the event of any continued occupancy or holding over of the Premises after the end of the Term, whether in whole or in part, this Lease shall be deemed a monthly tenancy and Tenant shall pay 125% of the Base Rent then in effect, in advance at the beginning of the holdover month(s), plus any Additional Rent or other charges or payments contemplated in this Lease, and any other costs, expenses, damages, liabilities and attorneys’ fees incurred by Landlord on account of Tenant’s holding over.

17. GENERAL PROVISIONS:

17.1	Taxes on Tenant’s Property: Tenant shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed against the payment of Rentals, trade fixtures or other personal property of Tenant situated within the Premises.

17.2	Miscellaneous: Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. This Lease shall be governed by the Laws where the Premises is located. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Landlord shall not become or be deemed a partner or a joint venturer of Tenant by reason of this Lease. This Lease may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one Lease. This Lease and the documents referred to herein constitute the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein. No subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto. All exhibits to this Lease shall be deemed incorporated herein by the individual reference to each such exhibit, and shall be deemed a part of this Lease as though set forth in full in the body of the Lease. If either party commences an action against the other in connection with this Lease or the Premises, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit. In the event of a sale or conveyance by Landlord of the Building, and the assignment of the Lease and the Security Deposit, the same shall operate to release Landlord from any future liabilities under the covenants, terms and conditions expressed or implied herein, and in such event, Tenant shall look solely to the successor in interest to the Landlord in connection with the performance and obligations of the Lessor hereunder.

17.3	Waiver: One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party. No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

17.4	Estoppel Certificates: Tenant agrees, following any request by Landlord, promptly to execute and deliver an estoppel certificate upon which the requesting party and any others it designates may rely (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent is paid in advance, if any, (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of the other party hereunder, or if there are stating their nature, and (iv) certifying such other factual information about the Lease as may be reasonably required by the requesting party. Tenant’s failure to promptly deliver such statement (and in any event within thirty (30) days after Tenant has received Landlord’s written request therefor) shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance hereunder; (iii) that not more than one month’s installment of Base Rent or Additional Rent has been paid in advance; (iv) that the Commencement Date and the scheduled expiration date of the Term are as stated therein; (v) that Tenant has no rights to extend or renew this Lease or to expand the Premises, except as otherwise expressly provided herein; (vi) that the Base Rent, Additional Rent and other charges are as set forth therein, and (vii) that the other information and facts set forth therein are true and correct.

17.5	Notices: Any notice required or desired to be given regarding this Lease shall be in writing and may be personally served, including by overnight courier service, or in lieu of personal service may be given by mail. If given by mail, such notice shall be deemed to have been given (i) on the third (3rd) business day after mailing if such notice was deposited in the United States mail, certified and postage prepaid, addressed to the party to be served at its address set forth on the cover page of this Lease, and (ii) in all other cases when actually received. Either party may change its address by giving notice of same in accordance with this paragraph. If any notice or other act that is permitted or required under this Lease shall come due on a Saturday, Sunday or legal holiday, it shall be deemed to be due on the next business day. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by either party hereto may be given by the legal counsel and/or the authorized agent of such party.

17.6	Authority: Each individual executing this Lease on behalf of a corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company or partnership and that this Lease is binding upon said corporation, limited liability company or partnership in accordance with its terms.

17.7	Brokerage Commissions: Except for CB Richard Ellis, who represents the Landlord; and Picor Commercial Real Estate Services, who represents the Tenant, each party represents that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease. Each party shall hold harmless the other from all damages or claims that may be asserted by any broker, finder, or other person with whom the indemnifying party has purportedly dealt.

17.8	Force Majeure: Whenever a period of time is herein prescribed for action (other than the payment of money) to be taken by Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions (collectively, “Force Majeure Delays”).

17.9	Landlord’s Right of Entry: Landlord, its agents, employees, and contractors shall have the right to enter the Premises at any reasonable time upon not less than 24 hours’ prior written notice to Tenant (except in the event Tenant is in Default (to the extent allowed by applicable Law) or in the event of an emergency, whereupon no prior notice or consent is required), for the purpose of making repairs, replacements and alterations or additions in, to, or about the Premises or Building as are required under this Lease or as are necessary for maintenance and operation of the Premises or Building, to cure any uncured Default of Tenant hereunder that the Landlord elects to cure or is required to cure, to remove any improvements or property placed in the Premises in violation of this Lease, and/or to carry out any other applicable provision of this Lease, and providing Landlord does not interrupt Tenant’s normal operations. However, that in the event of an emergency, Landlord may enter the Premises at any time without notice to abate and/or cure the emergency. Landlord may show the Premises to prospective purchasers and mortgagees, and, during the six (6) months prior to expiration of this Lease or applicable renewal or extension period to prospective tenants, during business hours upon reasonable notice to Tenant, and providing Landlord does not interrupt Tenant’s normal operations.

17.10	Environmental, Health & Safety Audit: Tenant, at Tenant’s expense and upon written notice to Landlord and with prior consent (not to be unreasonably withheld or delayed) of Landlord and provided Tenant shall comply with all reasonable security measures of Landlord and other tenants in the Building and shall use reasonable efforts to not interfere with the conduct of the business of the other tenants in the Building, shall have the right but not the obligation to audit the Premises and the Building for compliance with all Laws relating to the environmental, health, &

safety of the Building and the Premises. The audit shall be performed by an experienced, qualified, and certified independent agency. The results of any such audit shall be for the benefit of Landlord and Tenant.

17.11	Rules and Regulations: Tenant shall abide by all rules and regulations (the “Rules and Regulations”) of the Building and the Property as may hereafter reasonably be issued by Landlord. Such Rules and Regulations are imposed to enhance the cleanliness, appearance, maintenance, order and use of the Premises, the Building and the Property, and the proper enjoyment of the Building and the Property by all tenants and their clients, customers and employees. The Rules and Regulations may be changed from time to time upon ten (10) days’ notice to Tenant. Breach of the Rules and Regulations by Tenant shall constitute a Default if such breach is not fully cured within thirty (30) days after written notice to Tenant by Landlord; provided, however, that if the cure would reasonably take more than thirty (30) days to complete, Tenant shall not be deemed in Default so long as Tenant commences the cure within such thirty (30)-day period and thereafter diligently prosecutes such cure to completion. To the extent there is any inconsistency between the Rules and Regulations and the other provisions of this Lease, the other provisions of this Lease shall govern. Landlord shall not be responsible to Tenant for nonperformance by any other tenant, occupant or invitee of the Building or the Property of any Rules or Regulations. Landlord shall not enforce such Rules and Regulations in a discriminatory fashion.

17.12	Covenant of Quiet Enjoyment: Landlord covenants that Tenant, upon paying the Rentals due hereunder and observing the terms and conditions hereof to be kept by Tenant, shall, throughout the Term, peaceably and quietly have, hold and enjoy the Premises, free from hindrance by Landlord or any party claiming by, through or under Landlord.

17.13	Premises Access: Tenant shall have access to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days a year.

18. RESERVED RIGHTS OF LANDLORD:

Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, persons or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim:

18.1.1	To name the Building and the Property and to change the name, suite number of the Premises, or street address of the Building or the Property;

18.1.2	to exercise control over all signs on the exterior and interior of the Building and the Property, subject to Article 14; and

18.1.3	to require Tenant to remove any unusual or extraordinary alterations to the Premises (such as safes) at the expiration or earlier termination of the Term.

19.     NOTICE TO LANDLORD’S LENDER: In the event that Tenant at any time or from time to time receives a written notice from Landlord specifying the name and address of the Landlord’s Lender under any deed of trust, mortgage or other security agreement covering the Property, the Building and/or Landlord’s interest in this Lease, Tenant agrees that, in the event of a default hereunder by Landlord which would give Tenant the right to terminate this Lease or declare a total or partial eviction (constructive or otherwise), Tenant shall not seek to terminate this Lease or so declare an eviction by Landlord until (i) Tenant shall have given written notice of such default (which notice shall specify the exact nature of such default and how the same may be cured) to Landlord and Landlord’s Lender by certified mail, postage prepaid, return receipt requested, or by overnight courier service, and (ii) thirty (30) days shall have elapsed following the giving of such notice. If, during such thirty (30)-day period, Landlord or Landlord’s Lender shall cure or substantially cure such default, Tenant shall waive its right to either terminate this Lease or declare an eviction with respect to the default by Landlord specified in such notice.

20.     TERMINATION: Provided Tenant is not in Default under the terms and conditions of this Lease, Landlord grants Tenant a one time right to cancel this Lease effective March 31, 2004 or at any time thereafter, provided Tenant notices Landlord in writing of its intent at least ninety (90) days prior to the early termination date.

21.     PARTIAL REIMBURSEMENT OF IAC MOVING EXPENSES: Following presentation of an invoice for same, Tenant shall promptly reimburse Landlord up to Twelve Thousand Five Hundred Dollars ($12,500.00) for the costs of relocating its tenant, International Aero Components, Inc. (“IAC”), from the Premises to its new location.

22.     TRIPLE NET LEASE: This is a “Triple Net Lease” where Tenant is responsible for maintenance, repairs, operating costs, insurance and taxes for the Premises, subject to Section 6.1 above. The Rentals will be paid by Tenant without deduction or offset. Except as expressly provided to the contrary in this Lease, Landlord will not be required to make any expenditure, incur any obligation or incur any liability of any kind in connection with this Lease or the maintenance, repair or operation of the Premises.

23.     CONTINUED OCCUPANCY AND USE BY LANDLORD. Tenant understands that Landlord and IAC have not yet concluded negotiations for lease of alternative space and may not be able fully to vacate the Premises immediately upon execution of this Lease. If Landlord and IAC are unable fully to vacate the Premises, immediately upon execution of this Lease, Tenant shall permit Landlord and IAC to continue to occupy and use portions of the Premises as needed while Tenant conducts Tenant’s Work in the Premises as provided in the Work Letter. Landlord shall use diligent efforts to vacate the Premises and to cause IAC to vacate the Premises as soon as reasonably practicable. In all events, Landlord and IAC shall vacate the Premises by September 30, 2002, except that Tenant shall permit Landlord to use approximately 5,000 square feet of the existing warehouse portion of the Premises for storage of equipment until October 31, 2002. Landlord and Tenant shall cooperate with one another to coordinate any continued use and occupancy by Landlord and its subtenant with the prosecution of Tenant’s Work, to permit Tenant’s Work to proceed expeditiously, efficiently and economically, while endeavoring to the greatest extent reasonably practicable under the circumstances to minimize interference with Landlord’s continued use and occupancy. In the event that Landlord and IAC have not both fully vacated the Premises by October 1, 2002, all rent otherwise payable by Tenant under this Lease shall be equitably abated, until Landlord and IAC both fully vacate the Premises.

Signatures appear on the following page

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the day and year first set forth above.

LANDLORD: PEGASUS AVIATION, INC.

By:	/s/ Richard M. Oster 8/20/02

Name:	RICHARD M. OSTER

Its:	SVP ADMIN, CFO

TENANT: INTUIT INC.

By:	/s/ Greg Santora 8/16/02

Name:	GREG SANTORA

Its:	SR. V.P., CFO

REVIEWED BY:

/s/ JS	INITIAL

INTUIT	LEGAL

EXHIBIT “A-1”

SITE PLAN

[See Attached]

EXHIBIT “A-2”

FLOOR PLAN

[See Attached]

FLOOR PLAN
JOB# 2540
16 AUG. 2002
SK-4.1
0'
15'
30'
NORTH

INTUIT TRAINING FACILITY

6550 S. COUNTRY CLUB RD.
TUCSON, ARIZONA 85706

CIDA SOUTHWEST

EXHIBIT “A-3"
LEGAL DESCRIPTION OF PROPERTY
[See Attached]

Exhibit A

All of that portion of the Northeast Quarter of the Northeast Quarter of the Northeast Quarter of Section 17, Township 15 South, Range 14 East, Gila and Salt River Base and Meridian, Pima County, Arizona, more particularly described as follows, to-wit:

BEGINNING at the Northeast corner of said Section 17;

THENCE South 0 degrees 46 minutes 12 seconds East, along the East line of Section 17, a distance of 352.09 feet measured (383.33 feet record) to a point;

THENCE South 89 degrees 21 minutes 45 seconds West measured (South 89 degrees 22 minutes 50 seconds West record), a distance of 75.00 feet to a point on the Westerly right-of-way line of South Country Club Road, said point being the TRUE POINT OF BEGINNING;

THENCE continuing South 89 degrees 21 minutes 45 seconds West measured (South 89 degrees 22 minutes 50 seconds West record), a distance of 596.32 feet measured (595.88 feet record) to a point;

THENCE South 0 degrees 44 minutes 38 seconds East measured (South 0 degrees 44 minutes 47 seconds East record), a distance of 298.59 feet measured (298.21 feet record) to a point;

THENCE North 89 degrees 26 minutes 18 seconds East measured (North 89 degrees 23 minutes 14 seconds East record), a distance of 811.14 feet measured (611.02 feet record) to a point;

THENCE North 0 degrees 47 minutes 23 seconds West measured (North 0 degrees 48 minutes 12 seconds West record) along the Westerly right-of-way line of South Country Club Road, a distance of 2.25 feet to a point;

THENCE North 03 degrees 35 minutes 52 seconds West, along the Westerly right-of-way line of South Country Club Road, a distance of 297.54 feet to a point, said point being the TRUE POINT OF BEGINNING.

PG: 10 of 10

Exhibit “B”

WORK LETTER

I.	TENANT’S WORK

A.	Plans and Specifications

1. Within ten (10) business days of the execution of the Lease, Tenant, at its sole cost and expense, shall cause its architect and civil engineer to prepare and deliver to Landlord for its approval two copies of the plans and specifications for the construction of Tenant’s Work (the “Plans”) in as much detail as is reasonably required for Landlord to determine the scope and quality of Tenant’s Work. Within five (5) days after receipt of the Plans, Landlord shall either approve the Plans or deliver to Tenant its specific objections to the Plans together with its proposed solution to each objection. Landlord’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to respond within the time period provided, then Landlord shall be deemed to have approved such Plans. Approval of the Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with all federal, state, and local code requirements. Approval of the Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be totally responsible for such matters.

2. Upon written approval by Landlord of the Plans, Tenant shall (i) submit the Plans to the appropriate governmental agencies; (ii) seek all necessary approvals and permits; (iii) pay all necessary fees incidental to Tenant’s Work; and (iv) furnish Landlord such evidence thereof as is reasonably satisfactory to Landlord. No later than ten (10) days after receipt of all approvals and permits, Tenant shall cause its licensed general contractor or contractors to commence Tenant’s Work and prosecute same diligently to completion.

B.	Standard

Tenant, using a contractor or contractors reasonably approved by Landlord, shall construct Tenant’s Work, at Tenant’s sole cost and expense, in a good and workmanlike manner, in accordance with the approved Plans. At all times until Tenant’s Work shall be completed, Landlord shall have the right to enter upon the Premises for the purpose of inspecting the same.

C.	Cost and Expense

The entire cost and expense of Tenant’s Work shall be borne and paid by Tenant, and Tenant shall hold and save Landlord harmless from any liability whatsoever on account thereof. Before the commencement of Tenant’s Work, Tenant shall give to Landlord written notice thereof.

II.	CONSTRUCTION OF TENANT’S WORK

A.	General Requirements

1. Tenant shall deliver to Landlord, prior to the commencement of construction, the following information:

a. The names and addresses of the contractors Tenant intends to engage in the construction of the Premises;

EXHIBIT B-1

b. The date on which Tenant’s construction work will commence, together with the estimated dates of completion of Tenant’s construction; and

c. Evidence satisfactory to Landlord of compliance by Tenant with the insurance requirements of the Lease.

2. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with other contractors on the job.

3. Construction shall comply in all respects with applicable federal, state, county and city statutes, ordinances, regulations, laws and codes. All required permits, approvals, licenses, authorizations and other permits in connection with the construction and completion of the Premises, including, without limitation, building permits and conditional use permits, shall be obtained and all fees (both one-time and recurring) required in connection with the construction and completion of Tenant’s Work, including, without limitation, building and conditional use permit fees, shall be paid for by Tenant.

4. Tenant shall cause its contractor to provide warranties for not less than one year against defects in workmanship, materials and equipment.

5. Tenant’s Work shall be subject to the inspection of Landlord and its supervisory personnel.

B.	Landlord’s Right to Perform Work

Landlord shall have the right, but not the obligation, after providing one (1) business days’ notice to Tenant, to perform, on behalf of and for the account of Tenant, subject to reimbursement of the cost thereof by Tenant, any and all of Tenant’s Work which Landlord determines, in its sole discretion, should be performed immediately and on an emergency basis for the best interest of the Premises, including, without limitation, work which pertains to structural components, mechanical, sprinkler and general utility systems, roofing and removal of unduly accumulated construction material and debris.

C.	As-Built Drawings

Tenant shall cause “As-Built Drawings” to be delivered to Landlord and/or Landlord’s representative no later than thirty (30) days after the completion of Tenant’s Work. In the event these drawings are not received by such date, Landlord may, at its election, cause said drawings to be obtained and Tenant shall pay to Landlord, as Rent, the cost of producing these drawings.

EXHIBIT B-2

EXHIBIT “C”
FURNITURE
[See Attached]

EXHIBIT C-1

EXHIBIT C
(Furniture List)

Note: This list references the accompanying Goodmans Final Overall Plan.

AREA	DESCRIPTION	IAC qty	PAI qty	Common	Total
Aeron Chairs		51	52		103
	(throughout, in cubicles, offices)
Reception
	Reception Cubicle	1	1		2
	Benches	3	3		6
	Coffee Table	1	1		2
	Side Table	2	1		3

Conference Room
	Table	1	1		2
	Highback Leather Chairs	12	12		24
	Buffet	1	1		2
	Rolling Credenza		2		2

Complete Cubicles
	Containing	27	45		72
	2 overhead credenza’s
	3 Drawer File Cabinet
	2 Drawer File Cabinet
	Key Board Tray
	Pedestal Tray
	Taco Tray

Partial Cubicles		4	0		4
	only partitions exist, no desk

Executive Offices		6	6		12
	Containing
	Desk	1	1		12
	Side	1	1		12
	2 Drawer File Cabinet & 3 shelf c	1	1		12
	Corner Unit	1	1		12
	Key Board Tray	1	1		12
	3 Drawer File Cabinet	1	1		12
	Guest Table	1	1		12
	Guest Chairs	4	4		48

EXHIBIT C
(Furniture List)

Note: This list references the accompanying Goodmans Final Overall Plan.

AREA	DESCRIPTION	IAC qty	PAI qty	Common	Total
Management Offices		3			3
	Containing
	Desk	1			3
	Side	1			3
	2 Drawer File Cabinet	1			3
	Guest Chairs	2			6

Customer Room			3
	Table		1		3
	Chairs		4		12

Training Room
	Table		4		4

Accounting File Room
	File Cabinets		3		3

Breakroom

	Table			3	3
	Plastic Chairs			16	16

Engineering
	Desk		3		3
	Side		3		3
	2 Drawer File Cabinet w/3 shelf Credenza		1		1
	2 Drawer File Cabinet		2
	Corner		3		3
	File Cabinet (3 Drawer)
	Table		1		1
	Guest		2		2
	4 level book shelf		1		1
	Holga Filing System		1		1
	Rolling Buffet		1		1

Scanning Department
	To be retained by Pegasus